Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA  19103-7018

Telephone  215.564.8000

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www.stradley.com

August 30, 2010

Board of Trustees

Franklin New York Tax Free Trust

One Franklin Parkway

San Mateo, CA 94403-1906

Board of Trustees

Franklin New York Tax-Free Income Fund

One Franklin Parkway

San Mateo, CA 94403-1906

Re:      Agreement and Plan of Reorganization, made as of August 27, 2010 (the “Plan”), by and among Franklin New York Tax-Free Trust, a statutory trust created under the laws of the State of Delaware (“Acquired Trust”), on behalf of its series, Franklin New York Insured Tax-Free Income Fund (“Acquired Fund”), and Franklin New York Tax-Free Income Fund, a statutory trust created under the laws of the State of Delaware (“Acquiring Fund”), and Franklin Advisers, Inc.

Ladies and Gentlemen:

            You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the “Reorganization”), which will consist of: (i) the acquisition by Acquiring Fund of substantially all of the assets, property, and goodwill of Acquired Fund in exchange solely for full and fractional Class A and Class C shares of beneficial interest, with no par value, of Acquiring Fund, which are voting shares (“Acquiring Fund Shares”); (ii) the distribution of Acquiring Fund Shares to the holders of Class A and Class C shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”), according to their respective interests in Acquired Fund in complete liquidation of Acquired Fund; and (iii) the dissolution of Acquired Fund as soon as practicable after the closing (hereinafter called the “Closing” and the date of closing, the “Closing Date”), all upon and subject to the terms and conditions set forth in the Plan. All terms used herein, unless otherwise defined, are used as defined in the Plan.

            In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated as of August 27, 2010; (b) the combined information statement/prospectus provided to shareholders of Acquired Fund in connection; (c) certain representations concerning the

Reorganization made to us by Acquired Trust, on behalf of Acquired Fund, and Acquiring Fund in a letter dated  August 30, 2010 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

            For purposes of this opinion, we have assumed that Acquired Fund on the Closing Date of the Reorganization satisfies, and, immediately following the Closing Date of the Reorganization Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

            Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for Acquired Fund and Acquiring Fund, it is our opinion that for federal income tax purposes:

1.         The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares, followed by the distribution by Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Acquiring Fund and Acquired Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

2.         No gain or loss will be recognized by Acquired Fund upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares under Section 361(a) and Section 357(a) of the Code, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

3.         No gain or loss will be recognized by Acquiring Fund upon the receipt by it of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares under Section 1032(a) of the Code;

4.         No gain or loss will be recognized by Acquired Fund upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in liquidation of Acquired Fund under Section 361(c)(1) of the Code;

5.         The basis of the assets of Acquired Fund received by Acquiring Fund will be the same as the basis of such assets to Acquired Fund immediately prior to the exchange under Section 362(b) of the Code;

6.         The holding period of the assets of Acquired Fund received by Acquiring Fund will include the period during which such assets were held by Acquired Fund under Section 1223(2) of the Code;

7.         No gain or loss will be recognized by the shareholders of Acquired Fund upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code;

8.         The basis of the Acquiring Fund Shares received by Acquired Fund shareholders (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

9.         The holding period of the Acquiring Fund Shares received by the Acquired Fund’s shareholders (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the date of the Reorganization under Section 1223(l) of the Code; and

10.       Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”)) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

            Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

            Our opinion is conditioned upon the performance by Acquired Trust, on behalf of Acquired Fund, and Acquiring Fund of their undertakings in the Plan and the Representation Letter. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Plan and/or the effect, if any, of any such other transaction on the Reorganization.

            This opinion is being rendered to Acquiring Fund and Acquired Fund and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

                                                            Very truly yours,

                                                            STRADLEY RONON STEVENS & YOUNG, LLP

                                                            /s/ Stradley Ronon Stevens & Young, LLP